Exhibit 99.1

TRAFFIC.COM WEBCAST TRANSCRIPT FOR YEAR-END AND FOURTH QUARTER 2005 RESULTS

1:00 P.M. E.S.T.

FEBRUARY 21, 2006

BRUCE BOYLE: Thank you operator. Good afternoon everyone and thank you for joining us in our first investor conference call as a public company. We issued a press release earlier today discussing our fourth quarter and full year 2005 results.

The press release is available on our website and an on-demand replay of this call will be available for one week following this call at investor.traffic.com/releases.

With me on the call today are Robert N. Verratti, chief executive officer; Andrew Maunder, chief financial officer and Christopher Rothey, chief operating officer.  All three will be available for a question and answer session at the close of the call.

During the call we may make statements related to our future expectations, plans and prospects that may be considered forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. We can make no assurances that any of the items discussed in this category will be completed successfully. These statements reflect our views only of today and should not be relied upon as representing our views as of any subsequent date.

These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from these. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our recent S-1 registration statement filed with the SEC.

In discussing our financial results, we will refer to certain non-GAAP financial measures.  Information concerning these non-GAAP financial measures and a reconciliation to GAAP are posted on the Company’s Investor Relations website.  [Note: This information is set forth at the end of this transcript.]

I would now like to turn the call over to Bob Verratti….Bob…

BOB VERRATTI: Good afternoon.  It is a pleasure to conduct this first call and welcome Traffic.com investors.  Many of you met with us during our recent road show and today’s call will provide you with an update on that presentation and the information contained in our prospectus.

We remain enthusiastic about our ability to take advantage of the opportunities presented by the convergence of three clear trends….

•                  technology that allows diverse, customized content to be delivered to consumers across an array of devices.

•                  continued acceptance of Internet advertising in addition to traditional radio, television and print media

•                  The growing importance of high-quality, real-time traffic information as compelling content

The convergence of these trends has allowed us to expand our business model into some exciting areas.  Using our solid technology platform, are focused on growing revenues from multiple sources, and we are pleased with the progress we made during 2005.

No greater evidence of our ability to take advantage of these trends and the attractiveness of our expanded business model is the announcement we made this morning regarding our agreement with Microsoft.  This relationship will allow us to provide our data to a world class company for use across multiple platforms while at the same time providing increased exposure of our Traffic.com brand.

During our recent road show, we stated that our goals were to:

•                  grow our radio and television advertising base,

•                  expand into new revenue streams

•                  enhance our cross-platform advertising capability, and

•                  continue the build-out of our national footprint

During 2005, we increased owned inventory revenues, which generates the highest margin among our traditional radio and television adverting base, by 33.6%.  This increase is stated after removing the impact of our decision to not renew a contract that had generated $5.6 million of revenue for us in 2004, but was neither economically nor strategically attractive.

Importantly, our traffic data services revenues increased by 47.7% in the year.  Included within traffic data services are our government data services revenues, and revenues from customers such as XM Satellite Radio, NAVTEQ, Motorola and The Weather Channel.

Through year end 2005 we continued laying the foundation to meet our goals.

•                  We generated our first Internet advertising revenues

•                  We increased our Web site registered users to over 100,000

•                  We increased our monthly Web site unique users to over 1,200,000

•                  We realized our first cross-platform advertising revenues employing web, voice, email, and traditional media, and finally,

•                  We increased our number of U.S. metropolitan areas covered from 24 to 35

As we speak, we’re in the midst of the auto show season and automotive news has much to do with “intelligent vehicles”, that is vehicles that can offer the kind of data in convenient, usable formats that allows drivers to make informed decisions.

The quality and ease of integration of our traffic data when combined with mapping systems and/or satellite radio, is driving expansion of this platform. We have just been asked to make available 9 additional metropolitan areas to add to our already-significant 21 markets of coverage provided to NAVTEQ and XM Satellite Radio, for the XM NavTraffic solution for in-vehicle and after market systems.

As I said to many of you during the roadshow … notwithstanding our own enthusiasm for our company, pay particular attention to the customers who choose to do business with us.  Certainly, the addition of Microsoft to that customer list continues to encourage us.

Before getting into more of our operational highlights, I will turn the call over to our CFO, Andy Maunder, for a review of our fourth quarter and year-end results… Andy…

ANDY MAUNDER:  Thanks Bob, good afternoon everyone.  I am assuming that you have seen our press release and the included financial information.

For the fiscal year ended December 31, 2005 the company reported revenues of $43.3 million. This compares with our revenues for the previous year of $42.4 million.  In the fourth quarter of 2005 we had revenues of $11.2 million compared with $11.4 million in the fourth quarter of 2004.

More importantly, however, our traffic data services revenue grew by 47.7% in 2005, from $3.0 million to $4.4 million.  Fourth quarter revenues for 2005 grew to $1.4 million from $1.1 million in the same quarter in 2004, a 29.2% increase.  The Company expects traffic data services revenue to continue to grow in amount and as a percentage of revenues as automobile manufacturers, Web portals, wireless providers, and others consider traffic content a compelling addition to current service offerings.

Equally important, our underlying owned inventory revenues also grew at a strong pace.  As we’ve stated, 2004 revenues include $5.6 million from a customer contract that the Company elected not to renew in 2005 due to unacceptable terms proposed by that customer.   $1.3 million was realized from this contract in the fourth quarter of 2004.  Excluding this $5.6 million from the unrenewed contract:

•                  Owned inventory revenue increased from $24.7 million in 2004 to $33.0 million in 2005, a 33.6% increase.  And\

•                  In the 4th quarter, owned inventory revenue grew from $7.0 million in the same quarter a year ago, to $8.2 million, a 17.7% increase.

Our less profitable “cash buy” revenues, those revenues generated from purchases of advertising on the spot market, dropped from $9.2 million in 2004 to $5.8 million in 2005.  Cash buy revenues in the 4th quarter of 2004 and 2005 were $2.0 million and $1.6 million respectively.  This reduction is directly in keeping with our strategic focus.

At the gross margin level in 2005, we achieved a gross margin of 22.5% for the year and 19.4% for the fourth quarter, compared to 24.4% and 30.5% respectively for 2004.  However, after deducting the effect of the unrenewed contract, 2004 margins would have been 18.0% for the year and 26.9% for the fourth quarter.  The resulting change in gross margin, when taking out the effect of the unrenewed contract, was an improvement of 4.5% for the full year 2005 over 2004.

The reduction in margin in the 4th quarter of 2005 was due primarily to costs directly related to the expansion required as we build for our future, as evidenced by two things:

•                  First, an increase in the number of metropolitan areas we cover, from 24 at the end of 2004 to 35 at the end of 2005, led to increased traffic gathering costs, and increased technology infrastructure costs.  Much of this expansion occurred in the second half of the year, putting downward pressure on gross margin.

•                  Second, the cost of adding advertising inventory, which is accounted for evenly during a contract period, can often be ahead of the resulting growth in advertising revenue.  This was the case in the latter half of 2005, where the increased inventory generated is expected to provide increased revenue in 2006.

As expected in this growth phase, total operating expenses, excluding legal settlement costs, grew from $22.9 million in 2004 to $28.8 million in 2005, and from $6.7 million in the 3rd quarter of 2005 to $9.0 million in the 4th quarter.  The year-on-year increase is largely attributable to increased marketing costs.  We made a decision to invest in increasing our brand awareness, starting campaigns in September of 2005, for which we have incurred cost in the areas of search engine marketing and optimization, and advertising on the Internet, as well as on radio and television.

Other cost increases are related to investments in the development of a dedicated Internet sales force and developing our traffic data services business.

Finally, we incurred stock-based compensation charges of $0.2 million in 2005, as well as higher legal fees associated with litigation matters that have now been settled.

The increase in operating expenses from the 3rd to 4th quarter was primarily due to an increase in marketing expenses during the quarter from $0.3 million to $1.5 million resulting from our brand campaigns. We expect our marketing expenditures to continue at a similar dollar level throughout 2006. Additional increases were due to software development costs, and increased personnel in sales and business development.

Completing the review of our operating statement, net interest expense was $5.6 million for 2005, $2.2 million higher than 2004.  This increase was due to the addition of a further $10 million of debt in April of last year, as well as the acceleration of deferred financing costs associated with the prior facility when this facility was renegotiated.  In January, the facility was paid off in full using a portion of the proceeds of our IPO.

Loss for the year, net of legal settlement costs was $24.7 million compared to the loss in 2004 of $16.0 million.   $5.9 million of this difference was due to increases in operating expenses, and $2.2 million was due to an increase in interest expenses.  The loss in the quarter totaled $8.2 million compared to a $6 million loss in the 3rd quarter, again excluding legal settlement costs.

We recorded a net loss per share of ($13.00) for the full year in 2005 (which included a $5.32 per share charge resulting from the $18.5 million legal settlement expense in the second and third quarters of 2005), as compared to a net loss per share of ($5.91) for the prior year.  The net loss per share in the fourth quarter was ($2.31), compared to a net loss per share of ($1.01) for the comparable period the year before.

Finally, for clarification, the share count numbers provided in our earnings release — 3,474,000 for the year and 3,735,000 used in the fourth quarter, do not reflect our public offering or preferred shares.  Immediately following our offering, the number of common shares outstanding was 19,620,262.

This includes 3,827,950 common shares outstanding at the time of the offering, 6,550,000 shares issued in the offering, and 9,242,312 preferred shares that converted into common at the time of the offering.  These numbers do not include any share options or warrants.  You should refer to our S-1 registration statement for additional information on our options and warrants.

I’m sure you’ll have questions on other matters, and I’ll be pleased to answer them at the conclusion of our call.  Now I’ll turn it back over to Bob…..

BOB VERRATTI:

Thank you Andy, before we move to questions and answers let me highlight just a few more items.

In addition to the 9 new metropolitan areas we made available for the XM NavTraffic product, we are encouraged as well by recent announcements from major car manufacturers such as Toyota and Infiniti, that they will add traffic data options in addition to navigation in this year’s models.  This supports our view that traffic data will continue to be a compelling content feature for navigation devices.

With respect to our continued deployment of our proprietary sensor network, we received systems acceptance in both San Diego and St. Louis during the 4th quarter.  To date, every one of the 8 installed systems has been accepted on the first attempt after rigorous testing by the State Departments of Transportation.

We continue to strengthen and increase our owned advertising inventory.  For example, we recently renewed our contract with Emmis

Communications Corporation, under which we provide a diverse suite of content and operational solutions to Emmis radio stations in seven major U.S. markets.

We continue to add television station customers thanks to the quality and unique nature of our NeXgen television product.  The total number of stations under contract has grown from 31 at the end of 2004 to 47 at the end of 2005.

And, we continued to focus on our ongoing enhancements to our Traffic.com Web site.  All our my traffic.com personalized services including alerts delivered via email, voice and mobile services were made available to all our metropolitan areas.  New releases included our Jam Factor® Predictive Trending which combines our real-time data collection, complex analysis, and advanced technology to indicate improving or worsening traffic congestion.  We recently announced that all of our personalized website and mobile traffic alert services are now free to my traffic.com registered users.  These free offerings are also available to users registered with TrafficOne co-branded partner sites.

Our TrafficOne solution is live on 24 Web sites with an additional 16 under contract both in the media space and elsewhere.  TrafficOne is the name we give to the provision of our hosting the traffic portion of our partners’ websites, in return for which we share advertising revenue opportunities with these partners.

In January 2006, we also completed the purchase of a patent and other assets of MyTrafficNews.com, a leader in traffic information and delivery in the Denver, CO market.

All of these initiatives will help to expand the awareness of Traffic.com in the market place, and advance our efforts to be the leading franchise in the “traffic” category.

The progress we made in pursuit of our goals is exciting.   In 2005, and as of today, we have extended our radio and television advertising base with the continuation of key customer relationships such as Emmis and the addition of 16 television stations.  We have begun dedicated sales of cross-platform advertising across our website, personalized email and mobile services, as well as radio and television.  Microsoft joins our list of high-profile customers such as Viacom, Motorola, NAVTEQ, XM Satellite Radio, The Weather Channel, and Comcast.

With respect to guidance, we take a long term view of our business.  And hence, we will not be offering quarterly guidance. We will, however, provide you with some longer term expectations on an annualized basis:

•                  We expect top line revenue growth to be in excess of 35% per year over the next three years

•                  We expect traditional radio and TV advertising revenue growth to be in excess of 20% per year

•                  We expect to be cash flow positive and profitable towards the end of 2007

•                  And lastly, you may want to refer to our target operating model which is contained in the slides in the Road Show Presentation Appendix of our S-1 registration statement filed with the SEC.

Before I hand it back to our operator for questions, I would like to add that we will be speaking at the 5th Annual JMP Securities Research Conference in San Francisco on March 9th.

And, we’ll be exhibiting at the National Association of Broadcasters show in Las Vegas between April 24th and 27th.   If you attend the show, you will find out more about the company as well as see demonstrations of our NeXgen 3D television solutions and our traffic data delivered via HD Radio.

Again, we would like to welcome you and thank you for your interest and investment in Traffic.com.

We would now be happy to take any questions that you may have.

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Non-GAAP Financial Measures

Regulation G adopted by the Securities and Exchange Commission (as direct by the Sarbanes-Oxley Act of 2002) sets forth rules regarding the disclosure of non-GAAP financial measures, as defined in that Regulation.

Traffic.com, Inc. may, from time to time, make non-GAAP financial measures public orally, telephonically, by webcast, broadcast, or similar means. At that time, we may make reference to this website for additional disclosure about this information.

Certain disclosures prepared in accordance with accounting standards generally accepted in the United States of America (“GAAP”) contained in the attached reconciliations are supplemented by disclosures that are not prepared in conformity with GAAP. These non-GAAP disclosures exclude certain items from the nearest equivalent GAAP presentations. We believe that a meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by unique large factors or one-time events.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because management believes this information provides (1) a more meaningful, consistent comparison of our underlying operational performance and trends for the periods presented; and (2) additional information for investors to assess changes between periods that better reflect our ongoing operations.

Traffic.com, Inc.

Reconciliation of non-GAAP financial measures to the corresponding GAAP measure (Unaudited)

Reconciliation of owned inventory revenue excluding revenue from a non-renewed contract

	Year Ended December 31,
	2004	2005	Change
Advertising revenue	$39,449	$38,871	-1.5%
Less: Cash buy and Internet advertising revenue	(9,160)	(5,829)	-36.4%
Less: Revenue from non-renewed contract	(5,562)	—
Owned inventory revenue excluding revenue from a non-renewed contract	$24,727	$33,042	33.6%

	Quarter Ended December 31,
	2004	2005	Change
Advertising revenue	$10,299	$9,800	-4.8%
Less: Cash buy and Internet advertising revenue	(2,011)	(1,599)	-20.5%
Less: Revenue from non-renewed contract	(1,321)	—
Owned inventory revenue excluding revenue from a non-renewed contract	$6,967	$8,201	17.7%

Traffic.com, Inc.

Reconciliation of non-GAAP financial measures to the corresponding GAAP measure (Unaudited)

Reconciliation of revenue and margin excluding non-renewed contract

	Year Ended December 31,
	2004	2005	Change
Revenue	$42,442	$43,293	2.0%
Less: Revenue from non-renewed contract	(5,562)	—
Revenue excluding revenue from a non-renewed contract	$36,880	$43,293	17.4%
Cost of revenue	32,090	33,567	4.6%
Less: Cost from the non-renewed contract	(1,844)	—
Cost of revenue excluding costs from a non-renewed contract	$30,246	$33,567	11.0%
Gross margin excluding the non-renewed contract	$6,634	$9,726	46.6%
Margin percentage excluding the non-renewed contract	18.0%	22.5%	4.5%

	Quarter Ended December 31,
	2004	2005	Change

Revenue	$11,380	$11,197	-1.6%
Less: Revenue from non-renewed contract	(1,321)	—
Revenue excluding revenue from a non-renewed contract	$10,059	$11,197	11.3%
Cost of revenue	7,913	9,026	14.1%
Less: Cost from non-renewed contract	(563)	—
Cost of revenue excluding costs from a non-renewed contract	$7,350	$9,026	22.8%
Gross margin excluding the non-renewed contract	$2,709	$2,171	-19.9%
Margin percentage excluding the non-renewed contract	26.9%	19.4%	-7.5%

Traffic.com, Inc.

Reconciliation of non-GAAP financial measures to the corresponding GAAP measure (Unaudited)

Reconciliation of operating expenses excluding legal settlement costs

	Year Ended December 31,
	2004	2005	Change
Operating expenses	$22,908	$47,259	106.3%
Less: Legal settlement costs	—	(18,473)
Operating expenses excluding legal settlement costs	$22,908	$28,786	25.7%

	Quarter ended
	Sep 30,	Dec 31,
	2005	2005	Change
Operating expenses	$20,911	$9,017	-56.9%
Less: Legal settlement costs	(14,250)	—
Operating expenses excluding legal settlement costs	$6,661	$9,017	35.4%

Traffic.com, Inc.

Reconciliation of non-GAAP financial measures to the corresponding GAAP measure (Unaudited)

Reconciliation of net loss excluding legal settlement costs

	Year Ended December 31,
	2004	2005	Change
Net loss	$(15,984)	$(43,142)	169.9%
Less: Legal settlement costs	—	18,473
Net loss excluding legal settlement costs	$(15,984)	$(24,669)	54.3%

	Quarter ended
	Sep 30,	Dec 31,
	2005	2005	Change
Net loss	$(20,232)	$(8,226)	-59.3%

Less: Legal settlement costs	14,250	—
Net loss excluding legal settlement costs	$(5,982)	$(8,226)	37.5%

Safe Harbor

This webcast includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including Traffic.com’s history of operating losses, risks associated with its recently expanded business model, the substantial competition it faces, its ability to maintain advertiser relationships and attract additional advertisers, its dependency on government contracts, possible failure of its traffic information management system, and failure to protect its intellectual property or to defend against intellectual property claims of others. These and other risks are described in greater detail in Traffic.com’s filings with the Securities and Exchange Commission. Traffic.com may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Traffic.com disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this webcast.